EXHIBIT 10.2
AMENDMENT TO THE LIFEPOINT HOSPITALS
DEFERRED COMPENSATION PLAN

THIS AMENDMENT to the LifePoint Hospitals Deferred Compensation Plan (the “Plan”) is made on this 14th day of March, 2011, by LifePoint Hospitals, Inc. (the “Company”).

WHEREAS, the Company heretofore adopted the Plan for the benefit of its eligible employees;

WHEREAS, the Company has reserved the right to amend the Plan; and

WHEREAS, the Company desires to amend the Plan to allow the Company to permit certain additional types of deferral elections under the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows, effective January 1, 2011:

I.            Section 3.2 is deleted and replaced in its entirety with the following:

3.2          Participant Deferral Elections. After the determination of their eligibility to participate in the Plan, Eligible Individuals may make Deferral elections in accordance with the procedures described herein.

(a)          General Rule.  Except as otherwise provided in this Section 3.2, Deferral elections will be effective for the Plan Year that next follows the date of the election, and must be submitted to the Committee no later than December 31 of the year immediately prior to the Plan Year to which the election applies.  However, an Eligible Individual may make an election at any time within 30 days of the date that he or she first becomes eligible to participate in the Plan; provided, however, that such election shall apply only with respect to compensation paid for services to be performed after the election.  A Participant’s election may be changed at any time prior to the last permissible date for making the election as permitted in this Section 3.2, and shall thereafter be irrevocable.  Unless stated otherwise in a Deferral election that is authorized by the Committee, Deferral elections shall expire at the end of each Plan Year and a new Deferral election shall be required for each succeeding Plan Year.

(b)          Special Initial Elections.   The Company may permit Eligible Individuals to make the following special initial elections in its complete and absolute discretion.

(i)           Pursuant to the terms of Treas. Reg. §1.409A-2(a)(5), if an Eligible Individual is granted a right to receive compensation in a subsequent year, subject to a condition that he or she continue to provide services for the Company for at least 12 months from the date such right is granted in order to avoid forfeiture of such right, the Eligible Individual may make an election to defer such compensation at any time within 30 days of the date he is granted the right to such compensation, provided the election is made at least 12 months prior to the earliest date at which the forfeiture condition could lapse.

(ii)           Pursuant to the terms of Treas. Reg. §1.409A-2(a)(8), if an Eligible Individual is granted performance-based compensation (as defined in Treas. Reg. §1.409A-1(e)), he or she may make an election to defer such performance-based compensation at any time on or before the date that is six months before the end of the performance period; provided, however, that the Eligible Individual performs services continuously from the later of (A) the beginning of the performance period or (B) the date the performance criteria are established through the date an election is made, and provided further that in no event may an election to defer performance-based compensation be made after such compensation has become readily ascertainable.

(c)          Limitations on the Amount of Elections.  An Eligible Individual may make a Deferral election described in this Section 3.2 to defer the receipt of up to 50% of his or her annual base compensation that is paid through regular periodic payroll during each Plan Year. In addition, an Eligible Individual may defer the receipt of up to 100% of any performance-based compensation (as defined in Treas. Reg. §1.409A-1(e)) or year-end bonus to be paid with respect to such Plan Year.  The amount of a Deferral election shall be stated either as a dollar amount or a percentage of a Participant’s cash compensation, except as otherwise required by the Committee. A Deferral election with respect to a bonus or performance-based compensation (as defined in Treas. Reg. §1.409A-1(e)) may be stated as an amount over a dollar threshold (e.g., 10% over $50,000).

(i)           Unless otherwise specified in a Deferral election that is authorized by the Committee, the Company shall withhold the amount elected pro rata from each payroll period while the election is in effect.

(ii)           Deferrals will be withheld from a Participant’s compensation in accordance with the Participant’s written Deferral elections.  The Company will withhold from that portion of a Participant’s compensation that is not deferred, in a manner determined by the Committee, applicable withholding and other taxes applicable to any Deferrals or Company Contributions.

(d)          All elections made pursuant to this Plan will be made in accordance with the procedures prescribed by the Committee, and must be timely communicated to the Committee

IN WITNESS WHEREOF, the undersigned has executed this instrument on behalf of the Company to amend the Plan on the date first written above, to be effective as provided herein.

By:	/s/ John P. Bumpus

Title:	Executive Vice President and Chief Administrative Officer